Filed Pursuant to Rule 424(b)(3)
Registration No. 333-102425

PROSPECTUS SUPPLEMENT NO. 9
(TO PROSPECTUS DATED JANUARY 21, 2003)

$641,510,000
ALLERGAN, INC.

ZERO COUPON CONVERTIBLE SENIOR NOTES DUE 2022
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This Prospectus Supplement No. 9 supplements and amends the Prospectus dated January 21, 2003, as amended (as amended, the “Prospectus”), relating to the resale from time to time by holders of our Zero Coupon Convertible Senior Notes Due 2022 and shares of our common stock issuable upon the conversion of the notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

     The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supercedes the information in the Prospectus:

	PRINCIPAL AMOUNT OF			COMMON STOCK OWNED
	NOTES OWNED AND	PERCENTAGE OF NOTES		PRIOR TO THE	COMMON STOCK
NAME	OFFERED HEREBY	OUTSTANDING		OFFERING	OFFERED HEREBY(1)

Banc of America Securities LLC(2)	$4,701,000	1.70	%(3)	70,537 (4)	53,638
Family Service Life Insurance Co.	$400,000	*			4,564
Guardian Life Insurance Co.	$7,300,000	1.14%			82,293
Guardian Pension Trust	$1,200,000	*			13,692
Park Avenue Life Insurance Co.	$100,000	*			1,141

*	Less than one percent.

(1)	The number of shares of common stock offered hereby includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes. Information concerning other Selling Securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other Selling Securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion rate of 11.410 shares of common stock per $1,000 principal amount of maturity of the notes.

(2)	Banc of America Securities LLC acted as joint book-running manager and initial purchaser in connection with the issuance by Allergan of the notes.

(3)	Includes $6,182,000 principal amount at maturity of previously acquired registered notes.

(4)	Reflects shares of common stock issuable upon the conversion of previously acquired registered notes.

     INVESTING IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 4, 2003.

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